Exhibit 99.4

March 20, 2015

Hailiang Education Group Inc.

Cricket Square, Hutchins Drive

PO Box 2681, Grand Cayman, KY1-1111

Cayman Islands

Ladies and Gentlemen,

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Hailiang Education Group Inc. (the “Company”), and any amendments thereto, which indicate that I have accepted my appointment as a director of the Company. I further agree that my appointment will become effective upon the declaration of effectiveness of the Company’s Registration Statement by the United States Securities and Exchange Commission.

Yours faithfully,

/s/ Xiaohua Gu
Xiaohua Gu